UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 9, 2005

NANO-PROPRIETARY, INC.
(Exact name of registrant as specified in its charter)

TEXAS	1-11602	76-0273345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Longhorn Boulevard, Suite 107, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

(512) 339 - 5020
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On September 6, 2005, David R. Sincox, a Company Director, adopted a pre-arrranged stock selling plan, intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. This plan was adopted by Mr. Sincox, age 66, in connection with retirement planning. Under the plan, up to 150,000 shares obtainable by Mr. Sincox pursuant to common stock options may be sold at specified market prices, subject to certain limitations. Sales of shares under the plan may commence as soon as September 16, 2005. The plan will terminate on December 31, 2005. Mr. Sincox has informed us that any sale pursuant to this plan will comply with Rule 144, and Mr. Sincox has represented that he had no knowledge of any material non-public information regarding the company when he adopted the plan. All actual sales under this plan will be publicly disclosed under Rule 16a-3. In connection with these sales, Mr. Sincox will be exercising options at a price of $0.50, and the Company will receive total proceeds of up to $75,000 related to the exercise of these options. Mr. Sincox has not adopted a plan related to 125,000 shares of common stock that he owns directly, or for 295,000 additional shares of common stock that he has the right to acquire pursuant to common stock options.

Except as may be required by law, we do not undertake to report plans by other officers or directors of the Company, nor to report modifications, terminations, transactions or other activities under the plans adopted by the director named above or the plan of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nano-Proprietary, Inc.

By: /s/ Douglas P. Baker
Date: September 9, 2005	Douglas P. Baker Chief Financial Officer